UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 22, 2007
MICROFINANCIAL INCORPORATED
(Exact name of registrant as specified in its charter)
MASSACHUSETTS
(State or other jurisdiction of incorporation)

1-14771	04-2962824

(Commission file number)	(IRS Employer Identification Number)
10-M Commerce Way, Woburn, MA 01801
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 781-994-4800
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
SIGNATURES

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of
                    Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 22, 2007, the Registrant’s Board of Directors, acting upon the recommendation of its Compensation and Benefits Committee (the “Committee”), approved the Registrant’s incentive compensation plan for 2007 (the “2007 Plan”). This plan will be used to determine bonuses to be paid to the Registrant’s executive officers for 2007. In order for any bonuses to be paid under the 2007 Plan, the Registrant must initially meet a net income target for fiscal year 2007. The determination whether the net income target has been met is subject to the exercise of discretion by the Committee, which may consider achievements relating to long term growth objectives of the Registrant.
     If the net income target is met, the bonus payments for each executive officer will be determined by reference to a matrix that evaluates performance on two company-wide financial tests (new originations and unearned income) and also on a subjective component that takes into account personal achievement, progress on the Registrant’s strategic plan, and credit quality. The allocation between the new origination goal and the unearned income goal will be determined by the Chief Executive Officer for the other executive officers, subject to approval by the Committee, and by the Committee for the Chief Executive Officer. Achievement of subjective measurements will be measured by the Chief Executive Officer for all executives other than himself, for consideration by the Committee and the Board, and by the Committee and the Board in the case of the Chief Executive Officer himself. With respect to any component of the 2007 Plan, achievement of at least 80% of the goal is required to receive any amount, at which threshold the officer will receive 50% of the targeted bonus amount. The targeted bonus amounts will be paid 100% at 100% achievement, and up to 150% of the target payment will be possible (at 150% achievement or above on all measurements). The target payment is set as a percentage of each officer’s base salary. The elements are reflected in the following.

			Target Bonus
	Sum of Originations		(as percentage of
Executive Officer	and Unearned Income	Subjective Analysis	base salary)
Richard F. Latour President and Chief Executive Officer	70%	30%	100%

James R. Jackson, Jr. Vice President and Chief Financial Officer	80%	20%	50%

Stephen Constantino Vice President, Human Resources	80%	20%	20%

Thomas Herlihy Vice President of Sales and Marketing, TimePayment Corp.	90%	10%	65%

Steven J. LaCreta Vice President, Lessee Relations	80%	20%	30%
     The total bonus under the 2007 Plan, once determined, will be paid in cash up to 87.5% of the targeted bonus amount. Any amounts paid above that level will be paid in stock options for a number of shares determined by dividing the remaining 12.5% bonus amount by the Black-Scholes value of the option on the grant date. The options will have an exercise price of the market value of the stock on the grant date (the date that the final determinations of awards are approved by the Board) and will vest over five years. The Board has also instituted a policy with respect to options granted under the 2007 Plan that would not permit more than 50% of the shares underlying any portion that has vested to be sold by the executive officer until the entire award has vested.
     Also on February 22, 2007, the Registrant’s Board of Directors, acting upon the recommendation of its Compensation and Benefits Committee, approved the grant of certain option awards to executive officers of the Registrant as specified below. The options were priced at the closing market price of the Registrant’s common stock on the American Stock Exchange on February 26, 2007, in order to give the Registrant time to finalize the calculations of the number of shares subject to each option. The grant was made in connection with the adoption of the 2007 Plan and was intended to permit executives to begin the process of building a long-term equity position in the Registrant. Amounts are based on the targeted awards under the 2007 Plan described above, but are in addition to the incentive awards to be earned under such plan for 2007 (if any such awards are earned). These options will vest on the fifth anniversary of their grant.

Executive Officer	Title	Options

Richard F. Latour	President and Chief Executive Officer	20,272
James R. Jackson, Jr.	Vice President and Chief Financial Officer	7,073
Stephen Constantino	Vice President, Human Resources	1,815
Thomas Herlihy	Vice President of Sales and Marketing,	8,265
	TimePayment Corp.
Steven J. LaCreta	Vice President, Lessee Relations	2,763
     Finally, on the same date, the Board of Directors approved an increase in the salary of Mr. LaCreta from $119,600 in 2006 to $131,560 for 2007. The other named executive officers’ salaries for 2007 will be increased at a rate equivalent to the consumer price index.
SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROFINANCIAL INCORPORATED Registrant
By:	/s/ James R. Jackson, Jr.
James R. Jackson, Jr.
Vice President and Chief Financial Officer

Dated: February 27, 2007